EXHIBIT 10.17

March 27, 1998

The Majestic Star Casino, L.L.C.
400 Renaissance Center
Suite 2400
Detroit, Michigan  48243
Attn:  Kenneth Kramer

Re: Amendment to the August 17, 1995 charter agreement between New Yorker Acquisition Corporation "New Yorker" and The Majestic Star Casino, L.L.C. "Majestic Star"

Dear Ken:

Based upon our discussions over the past month and upon my review of the underwater hull survey performed by Eric Guerrein from Lakeshore Towing Services, Inc., on March 20, 1998, we propose that the Charter Agreement be amended to read as follows:

--"New Yorker" will accept Redelivery of the Vessel on March 1, 1998, "As Is Where Is", at Erie, PA, with the transfer of title to all of the equipment left by "Majestic Star" on board the Vessel, as of Friday, February 20, 1998. This amendment shall serve as the document that transfers title to the "New Yorker", as of March 1, 1998 of all of the equipment and improvements left by "Majestic Star" on board the Vessel, as of February 20, 1998. This Amendment shall also serve as "Majestic Star's" indemnification that the equipment and improvements transferred by "Majestic Star" in accordance with this amendment are solely owned by "Majestic Star", free and clear of all liens and other interests. "New Yorker" shall assume full responsibility for the payment of all maintenance, insurance and transportation fees and costs for the Vessel from the date of Redelivery.

--"Majestic Star" shall immediately release the $500,000 escrow account to "New Yorker", with all accrued interest thereon, free and clear of any claims thereon. "Majestic Star" shall not be responsible for converting any of its temporary Changes back to original condition and "New Yorker" shall not look to "Majestic Star" for reimbursement regarding any Changes. The $500,000 shall be the sole fund to pay for any Changes made by "New Yorker". Notwithstanding this amendment and the $500,000 payment to "New Yorker", "New Yorker" can make any Change its wishes to the Vessel after Redelivery.

--"Majestic Star" shall be responsible for and hereby indemnifies and holds harmless "New Yorker" for all unpaid charges of any kind whatsoever including but not limited to all work performed on the Vessel, moorage, docking fees, security, and insurance up to the date of Redelivery.

--Upon arrival of the Vessel in New York, NY, "New Yorker" shall promptly change the name of the Vessel to a name other than "Majestic Star" or a name containing both of those words.

--As of March 1, 1998, all obligations of "Majestic Star", "New Yorker", and President Casinos, Inc. under the August 17, 1995 Charter Agreement, and all amendments thereto other than this Amendment, shall be deemed fully satisfied, and the parties shall have no further obligations thereunder.
The obligations of "Majestic Star" and "New Yorker" to each other on or after March 1, 1998 shall be governed by this Amendment.

If you agree to the Amendment as set forth above, please sign where indicated below to amend The Charter Agreement, as set forth herein and return original to me for my signature.

Thank you,

/S/ TERRY WIRGINIS
Terry Wirginis

/cg

Agreed to by:

The Majestic Star Casino L.L.C.          New Yorker Acquisition Corporation
f/k/a Barden-Davis Casino L.L.C.

By:  Barden Development, Inc.,
     Its Manager
By: /S/ KENNETH KRAMER                   By: /s/ (signature illegible)

Title: Vice President                    Title:  Vice President